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                                                                       EXHIBIT 5

                       [LETTERHEAD OF LATHAM & WATKINS]



                                April 19, 1995



PIMCO Advisors L.P.
2187 Atlantic Street
Stamford, Connecticut 06902

Ladies and Gentlemen:

      At your request we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 5,600,000 units of Class B Limited Partner Interest (the "Class B Units") of PIMCO Advisors L.P. (the "Partnership") issuable upon exercise of options to be granted under the PIMCO Advisors L.P. 1994 Class B LP Unit Option Plan (the "Plan").

      We have examined such matters of fact and questions of law, made such inquiries and examined such documents as we have considered necessary or appropriate for purposes of giving the opinions hereinafter set forth, including the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

      (a) The Agreement of Limited Partnership of the Partnership, dated as of August 24, 1987;

      (b) The Certificate of Limited Partnership of the Partnership, dated as of August 24, 1987, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on September 3, 1987;

      (c) The Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 12, 1987;

      (d) The Amended and Restated Certificate of Limited Partnership of the Partnership, dated as of November 12, 1987, as filed in the office of the Secretary of State on November 13, 1987;
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LATHAM & WATKINS

PIMCO Advisors, L.P.
April 19, 1995
Page 2


      (e) The Amended and Restated Certificate of Limited Partnership of the Partnership, dated as of November 16, 1987, as filed in the office of the Secretary of State on November 16, 1987;

      (f) The Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 16, 1987;

      (g) The Amended and Restated Certificate of Limited Partnership of the Partnership, dated as of November 25, 1987, as filed in the office of the Secretary of State on November 25, 1987;

      (h) The Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 29, 1988 (the "Partnership Agreement");

      (i) Amendment No. 1 to the Partnership Agreement, dated as of July 26,
1990;

      (j) Amendment No. 2 to the Partnership Agreement, dated as of September 10, 1990;

      (k) Amendment No. 3 to the Partnership Agreement, dated as of October 31, 1990;

      (l) The Amended and Restated Certificate of Limited Partnership of the Partnership, dated as of October 31, 1990, as filed in the office of the Secretary of State on October 31, 1990 (the "Certificate");

      (m) Amendment No. 4 to the Partnership Agreement, dated as of April 20, 1993;

      (n) Amendment No. 5 to the Partnership Agreement, dated as of September 22, 1993;

      (o) Amended and Restated Agreement of Limited Partnership of PIMCO Advisors L.P. dated as of October 31, 1994 (the "Restated Partnership Agreement");

      (p) A Certificate of Good Standing for the Partnership, dated April __, 1995 obtained from the Secretary of State;

      (q) Resolutions adopted by the Board of Directors of Thomson Advisory Group Inc., in its capacity as the general partner of the Partnership (the "General Partner"), on June 10, 1994, July 8, 1994, and September 21, 1994;

      (r) A Certificate of the Secretary of the Partnership and the General Partner, relating to, among other matters, the foregoing resolutions; and
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LATHAM & WATKINS

PIMCO Advisors, L.P.
April 19, 1995
Page 3


      (s) The Plan.

      With respect to all documents examined by us, we have submitted that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

      We are opining herein as to the effect on the subject transaction of only the Delaware Revised Uniform Limited Partnership Act, as amended (the "Act"), and we express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

      Subject to the foregoing and in reliance thereon it is our opinion that upon the exercise of options granted pursuant to the Plan and the issuance and sale of the Class B Units, each in the manner contemplated by the Plan and the Registration Statement, and provided that the recipients thereof, in their capacities as limited partners of the Partnership, do not participate in the control of the business of the Partnership, and subject to the Partnership completing all actions and proceedings required on its part to be taken prior to the issuance of the Class B Units pursuant to the terms of the Plan and the Registration Statement, including, without limitation, collection of required payment for the Class B Units, the Class B Units will be validly issued, fully paid and nonassessable limited partner interests in the Partnership, as to which the holders thereof, in their capacities as limited partners of the Partnership, will have no liability in excess of their obligations to make contributions to the Partnership, their obligation to make other payments provided for in the Restated Partnership Agreement and their share of the Partnership's assets and undistributed profits (subject to the obligation of a limited partner under Section 607(b) of the Act or any successor provision with respect to certain obligations of a limited partner of a Delaware limited partnership).

      We consent to your filing this opinion as an exhibit to the Registration Statement.

      This opinion is rendered to you in connection with the Registration Statement described herein. This opinion may be not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                    Very truly yours,

                                    /s/ Latham & Watkins